Exhibit 99.1
Talen Energy Reports Third Quarter 2025 Results, Narrows 2025 Guidance
Earnings Release Highlights
▪Third quarter GAAP Net Income Attributable to Stockholders of $207 million.
▪Third quarter Adjusted EBITDA of $363 million and Adjusted Free Cash Flow of $223 million.
▪Narrowing 2025 guidance and affirming 2026 guidance.
▪Raised $1.2 billion senior secured term loan B credit facility and issued $2.7 billion in senior unsecured notes to finance the Freedom and Guernsey acquisitions (the “Acquisitions”).
▪Increased share repurchase program (“SRP”), with $2 billion remaining through 2028.
HOUSTON, November 5, 2025 – Talen Energy Corporation (“Talen,” the “Company,” “we,” or “our”) (NASDAQ: TLN), a leading independent power producer, today reported its third quarter 2025 financial and operating results.
“Today we are reporting Talen’s third quarter results, earning $363 million of Adjusted EBITDA and $223 million of Adjusted Free Cash Flow. As discussed during our September investor update, we are narrowing our 2025 guidance, while our 2026 guidance is reaffirmed and unchanged,” said Talen President and Chief Executive Officer Mac McFarland.
McFarland added, “We continue to make progress on many fronts, including successfully raising $3.9 billion to fund the Acquisitions, executing under our AWS agreement, as well as continued execution of our Talen Flywheel strategy.”
Operating Results (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions of Dollars Unless Otherwise Stated)	2025	2024	2025	2024
GAAP Net Income (Loss) Attributable to Stockholders	$207	$168	$144	$916
Adjusted EBITDA	363	230	653	606
Adjusted Free Cash Flow	223	97	232	262
Total Generation (TWh) (a)	11.1	10.8	28.1	27.1
Carbon-Free Generation	42%	43%	43%	49%
__________________
(a)Total generation is, where applicable, net of station use consumption and inclusive of volumes produced by Susquehanna generation and from ERCOT assets.

For the quarter ended September 30, 2025, we reported GAAP Net Income Attributable to Stockholders of $207 million, Adjusted EBITDA of $363 million and Adjusted Free Cash Flow of $223 million. Compared with the quarter ended September 30, 2024:
▪GAAP Net Income (Loss) Attributable to Stockholders increased by $39 million primarily due to an increase in operating revenues partially offset by higher energy expenses and income tax expense.

▪Adjusted EBITDA increased by $133 million primarily due to an increase in capacity revenues, and energy and other revenues, net of fuel and energy purchases.

▪Adjusted Free Cash Flow increased by $126 million primarily due to an increase in capacity revenues and energy and other revenues, net of fuel and energy purchases partially offset by higher capital expenditures associated with the extended Susquehanna refueling outage.
See “Non-GAAP Financial Measures” for details and reconciliations of GAAP to non-GAAP financial measures.

Narrowing 2025 Guidance and Affirming 2026 Guidance

(Millions of Dollars)	2025E	2026E (a)
Adjusted EBITDA	$975 - $1,000	$1,750 - $2,050
Adjusted Free Cash Flow	$470 - $490	$980 - $1,180
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(a) Includes projected pro forma impacts of the Acquisitions beginning January 1, 2026

Freedom and Guernsey Acquisitions
On July 17, 2025, Talen entered into definitive agreements to acquire Freedom and Guernsey, two highly efficient combined-cycle gas-fired plants totaling approximately 3 GW located within the PJM power market.
In October 2025, Talen Energy Supply, LLC (“TES”) completed the offerings of $1.4 billion in aggregate principal amount of 6.25% senior unsecured notes due 2034 and $1.29 billion in aggregate principal amount of 6.50% senior unsecured notes due 2036.
Also in October 2025, TES: (i) allocated and priced a $1.2 billion senior secured term loan B credit facility; (ii) received commitments to increase its existing $700 million Revolving Credit Facility by $200 million to $900 million; (iii) received commitments to increase its existing $900 million Letter of Credit Facility (“LCF”) by $200 million to $1.1 billion; and (iv) extended the maturity of the LCF from December 2026 to December 2027. We expect to use the net proceeds from the unsecured notes, together with the proceeds of the new senior secured term loan B credit facility, to fund the Acquisitions.
The Acquisitions are both expected to close in the first quarter 2026 or sooner. Each transaction is subject to the satisfaction of customary closing conditions, including the expiration or termination of the waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”), and regulatory approvals from the FERC and other regulatory agencies. These regulatory filings have all been made and are now pending at the agencies. After discussions with the U.S. Department of Justice (the “DOJ”) regarding our pending HSR application in connection with the Acquisitions, we determined it prudent to withdraw the application and promptly refiled the application on October 17, 2025 to restart the 30-day review period, and provide additional information to the DOJ voluntarily.
Upsize of Share Repurchase Program
In September 2025, the Board of Directors approved the upsizing of the Company’s existing SRP from $995 million to an aggregate remaining capacity of $2 billion and extended the expiration of the SRP from December 31, 2026 to December 31, 2028. The execution of this additional authorization is contingent on the completion of the Acquisitions.
Index Inclusion
During the third quarter 2025, Talen was added to the S&P 400 Index. Since September 2024, Talen has been added to the S&P Total Market Index, S&P Completion Index, CRSP Total Market Index, CRSP Small Cap Index, MSCI USA Small Cap Index, Russell 3000 Index and Russell 1000 Index.
Balance Sheet and Liquidity
We are committed to net leverage targets below 3.5x net debt-to-Adjusted EBITDA following the post-acquisition deleveraging period and intend to be below 3.5x net leverage by year-end 2026. As of October 31, 2025, we had ample total available liquidity of approximately $1.2 billion, comprised of $485 million of unrestricted cash and $700 million of available capacity under the revolving credit facility. Our projected net leverage ratio, utilizing the 2025E Adjusted EBITDA midpoint and net debt balance as of October 31, 2025, is approximately 2.6x.
Update on Hedging Activities
As of September 30, 2025, including the impact of the Nuclear PTC, we had hedged approximately 100% of our expected generation volumes for 2025, 60% for 2026, and 25% for 2027 including projected pro forma impacts of the Acquisitions beginning January 1, 2026. The Company’s hedging program is a key component of our comprehensive risk policy and supports the objective of increasing cash flow stability while maintaining upside optionality.

Earnings Call
The Company will hold an earnings call on Wednesday, November 5, 2025, at 4:15 p.m. ET (3:15 p.m. CT). To listen to the earnings call, please register in advance for the webcast here. For participants joining the call via phone, please register here prior to the start time to receive dial-in information. For those unable to participate in the live event, a digital replay will be archived for approximately one year and available on the Events page of Talen’s Investor Relations website linked here.
About Talen
Talen Energy (NASDAQ: TLN) is a leading independent power producer and energy infrastructure company dedicated to powering the future. We own and operate approximately 10.3 gigawatts of power infrastructure in the United States, including 2.2 gigawatts of nuclear power and a significant dispatchable fossil fleet. We produce and sell electricity, capacity, and ancillary services into wholesale U.S. power markets, with our generation fleet principally located in the Mid-Atlantic and Montana. Our team is committed to generating power safely and reliably delivering the most value per megawatt produced. Talen is also powering the digital infrastructure revolution. We are well-positioned to serve this growing industry, as artificial intelligence data centers increasingly demand more reliable, clean power. Talen is headquartered in Houston, Texas. For more information, visit https://www.talenenergy.com/.
Investor Relations:
Sergio Castro
Vice President & Treasurer
InvestorRelations@talenenergy.com
Media:
Taryne Williams
Director, Corporate Communications
Taryne.Williams@talenenergy.com
Forward Looking Statements
This communication contains forward-looking statements within the meaning of the federal securities laws, which statements are subject to substantial risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this communication, or incorporated by reference into this communication, are forward-looking statements. Throughout this communication, we have attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecasts,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” or other forms of these words or similar words or expressions or the negative thereof, although not all forward-looking statements contain these terms. Forward-looking statements address future events and conditions concerning, among other things, statements regarding the proposed Freedom and Guernsey acquisitions, the expected closing of the proposed transactions and the timing thereof, the financing of the proposed transactions, capital expenditures, earnings, litigation, regulatory matters, hedging, liquidity and capital resources, accounting matters, expectations, beliefs, plans, objectives, goals, strategies, future events or performance, shareholder returns and underlying assumptions. Forward-looking statements are subject to substantial risks and uncertainties that could cause our future business, financial condition, results of operations or performance to differ materially from our historical results or those expressed or implied in any forward-looking statement contained in this communication. All of our forward-looking statements include assumptions underlying or relating to such statements that may cause actual results to differ materially from expectations and are subject to numerous factors that present considerable risks and uncertainties.

TALEN ENERGY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions of Dollars, except share data)	2025	2024	2025	2024
Capacity revenues	$166	$50	$303	$141
Energy and other revenues	604	505	1,552	1,444
Unrealized gain (loss) on derivative instruments	42	95	(23)	63
Operating Revenues	812	650	1,832	1,648

Fuel and energy purchases	(259)	(222)	(677)	(535)
Nuclear fuel amortization	(27)	(30)	(71)	(93)
Unrealized gain (loss) on derivative instruments	(6)	7	(31)	(5)
Energy Expenses	(292)	(245)	(779)	(633)

Operating Expenses
Operation, maintenance and development	(131)	(127)	(469)	(445)
General and administrative	(38)	(38)	(113)	(121)
Depreciation, amortization and accretion	(61)	(75)	(205)	(225)
Other operating income (expense), net	(27)	(7)	(43)	(14)
Operating Income (Loss)	263	158	223	210
Nuclear decommissioning trust funds gain (loss), net	81	67	149	169
Interest expense and other finance charges	(67)	(66)	(203)	(187)
Gain (loss) on sale of assets, net	25	—	36	885
Other non-operating income (expense), net	2	20	9	60
Income (Loss) Before Income Taxes	304	179	214	1,137
Income tax benefit (expense)	(97)	(11)	(70)	(192)
Net Income (Loss)	207	168	144	945
Less: Net income (loss) attributable to noncontrolling interest	—	—	—	29
Net Income (Loss) Attributable to Stockholders	$207	$168	$144	$916
Per Common Share
Net Income (Loss) Attributable to Stockholders - Basic	$4.52	$3.30	$3.15	$16.44
Net Income (Loss) Attributable to Stockholders - Diluted	$4.25	$3.16	$2.96	$15.86
Weighted-Average Number of Common Shares Outstanding - Basic (in thousands)	45,684	50,924	45,694	55,703
Weighted-Average Number of Common Shares Outstanding - Diluted (in thousands)	48,582	53,169	48,588	57,756

TALEN ENERGY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Millions of Dollars, except share data)	September 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$497	$328
Restricted cash and cash equivalents	—	37
Accounts receivable	180	123
Inventory, net	263	302
Derivative instruments	45	66
Other current assets	63	184
Total current assets	1,048	1,040
Property, plant and equipment, net	3,075	3,154
Nuclear decommissioning trust funds	1,870	1,724
Derivative instruments	1	5
Other noncurrent assets	103	183
Total Assets	$6,097	$6,106

Liabilities and Equity
Long-term debt, due within one year	$17	$17
Accrued interest	53	18
Accounts payable and other accrued liabilities	192	266
Derivative instruments	44	—
Other current liabilities	151	154
Total current liabilities	457	455
Long-term debt	2,969	2,987
Derivative instruments	37	7
Postretirement benefit obligations	243	305
Asset retirement obligations and accrued environmental costs	477	468
Deferred income taxes	409	362
Other noncurrent liabilities	36	135
Total Liabilities	$4,628	$4,719
Commitments and Contingencies

Stockholders' Equity
Common stock ($0.001 par value, 350,000,000 shares authorized) (a)	$—	$—
Additional paid-in capital	1,726	1,725
Accumulated retained earnings (deficit)	(249)	(326)
Accumulated other comprehensive income (loss)	(8)	(12)
Total Stockholders' Equity	1,469	1,387
Total Liabilities and Stockholders' Equity	$6,097	$6,106
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(a)45,687,828 and 45,961,910 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively.

TALEN ENERGY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
(Millions of Dollars)	2025	2024
Operating Activities
Net Income (Loss)	$144	$945
Non-cash reconciliation adjustments:
Depreciation, amortization and accretion	208	216
Unrealized (gains) losses on derivative instruments	68	(59)
Deferred income taxes	44	39
Nuclear fuel amortization	71	93
Nuclear decommissioning trust funds (gain) loss, net (excluding interest and fees)	(112)	(135)
(Gain) loss on AWS Data Campus Sale and ERCOT Sale	—	(886)
(Gain) loss on sales of assets, net	(36)	—
Other	80	(58)
Changes in assets and liabilities:
Accounts receivable	(57)	41
Inventory, net	35	73
Other assets	202	28
Accounts payable and accrued liabilities	(91)	(115)
Accrued interest	36	22
Collateral received (posted), net	(7)	34
Other liabilities	(161)	8
Net cash provided by (used in) operating activities	424	246
Investing Activities
Nuclear decommissioning trust funds investment purchases	(1,852)	(1,670)
Nuclear decommissioning trust funds investment sale proceeds	1,827	1,646
Nuclear fuel expenditures	(94)	(89)
Property, plant and equipment expenditures	(72)	(58)
Proceeds from the sale of assets	40	—
Proceeds from AWS Data Campus Sale and ERCOT Sale	—	1,398
Other	(5)	(2)
Net cash provided by (used in) investing activities	(156)	1,225
Financing Activities
Share repurchases	(103)	(956)
Revolving credit facility borrowings	75	—
Revolving credit facility repayments	(75)	—
Debt repayments	(13)	—
Deferred financing costs	(29)	—
Cumulus Digital TLF repayment	—	(182)
Repurchase of noncontrolling interest	—	(39)
Cash settlement of restricted stock units	—	(31)
Other	9	(32)
Net cash provided by (used in) financing activities	(136)	(1,240)
Net increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	132	231
Beginning of period cash and cash equivalents and restricted cash and cash equivalents	365	901
End of period cash and cash equivalents and restricted cash and cash equivalents	$497	$1,132

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted Free Cash Flow, which we use as measures of our performance and liquidity, are not financial measures prepared under GAAP. Non-GAAP financial measures do not have definitions under GAAP and may be defined and calculated differently by, and not be comparable to, similarly titled measures used by other companies. Non-GAAP measures are not intended to replace the most comparable GAAP measures as indicators of performance. Generally, a non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Management cautions readers not to place undue reliance on the following non-GAAP financial measures, but to also consider them along with their most directly comparable GAAP financial measures. Non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP.
Adjusted EBITDA
We use Adjusted EBITDA to: (i) assist in comparing operating performance and readily view operating trends on a consistent basis from period to period without certain items that may distort financial results; (ii) plan and forecast overall expectations and evaluate actual results against such expectations; (iii) communicate with our Board of Directors, shareholders, creditors, analysts, and the broader financial community concerning our financial performance; (iv) set performance metrics for our annual short-term incentive compensation; and (v) assess compliance with our indebtedness.
Adjusted EBITDA is computed as net income (loss) adjusted, among other things, for certain: (i) nonrecurring charges; (ii) non-recurring gains; (iii) non-cash and other items; (iv) unusual market events; (v) any depreciation, amortization, or accretion; (vi) mark-to-market gains or losses; (vii) gains and losses on the nuclear facility decommissioning trust (“NDT”); (viii) gains and losses on asset sales, dispositions, and asset retirement; (ix) impairments, obsolescence, and net realizable value charges; (x) interest expense; (xi) income taxes; (xii) legal settlements, liquidated damages, and contractual terminations; (xiii) development expenses; (xiv) noncontrolling interests, except where otherwise noted; and (xv) other adjustments. Such adjustments are computed consistently with the provisions of our indebtedness to the extent that they can be derived from the financial records of the business. Pursuant to TES’s debt agreements, Cumulus Digital contributes to Adjusted EBITDA beginning in the first quarter 2024, following termination of the Cumulus Digital credit facility and associated cash flow sweep.
Additionally, we believe investors commonly adjust net income (loss) information to eliminate the effect of nonrecurring restructuring expenses and other non-cash charges, which can vary widely from company to company and from period to period and impair comparability. We believe Adjusted EBITDA is useful to investors and other users of our financial statements to evaluate our operating performance because it provides an additional tool to compare business performance across companies and between periods. Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to such items described above. These adjustments can vary substantially from company to company and period to period depending upon accounting policies, book value of assets, capital structure, and the method by which assets were acquired.
Adjusted Free Cash Flow
Adjusted Free Cash Flow is utilized by our chief operating decision makers to evaluate cash flow activities. Adjusted Free Cash Flow is computed as Adjusted EBITDA reduced by capital expenditures (including nuclear fuel but excluding development, growth, and (or) conversion capital expenditures), cash payments for interest and finance charges, cash payments for income taxes (excluding income taxes paid from the NDT, taxes paid or deductions taken as a result of strategic asset sales, and benefits of the Nuclear PTC utilized to reduce income taxes paid), and pension contributions.
We believe Adjusted Free Cash Flow is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to determine a company’s ability to meet future obligations and to compare business performance across companies and across periods. Adjusted Free Cash Flow is widely used by investors to measure a company’s levered cash flow without regard to items such as ARO settlements; nonrecurring development, growth and conversion expenditures; and cash proceeds or payments for the sale or purchase of assets, which can vary substantially from company to company and from period to period depending upon accounting methods, book value of assets, capital structure, and the method by which assets were acquired.

Adjusted EBITDA / Adjusted Free Cash Flow Reconciliation
The following table presents a reconciliation of the GAAP financial measure of “Net Income (Loss)” presented on the Consolidated Statements of Operations to the non-GAAP financial measures of Adjusted EBITDA and Adjusted Free Cash Flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions of Dollars)	2025	2024	2025	2024
Net Income (Loss)	$207	$168	$144	$945
Adjustments
Interest expense and other finance charges	67	66	203	187
Income tax (benefit) expense	97	11	70	192
Depreciation, amortization and accretion	61	75	205	225
Nuclear fuel amortization	27	30	71	93
Unrealized (gain) loss on commodity derivative contracts	(36)	(102)	54	(58)
Nuclear decommissioning trust funds (gain) loss, net	(81)	(67)	(149)	(169)
Stock-based and other long-term incentive compensation expense	18	11	49	43
(Gain) loss on asset sales, net (a)	(25)	—	(36)	(885)
Operational and other restructuring activities	14	40	23	61
Noncontrolling interest	—	(3)	—	(21)
Other	14	1	19	(7)
Total Adjusted EBITDA	$363	$230	$653	$606

Capital expenditures, net	(65)	(55)	(164)	(135)
Interest and finance charge payments	(36)	(36)	(143)	(161)
Income taxes	—	(1)	(51)	(3)
Pension contributions	(39)	(41)	(63)	(45)
Total Adjusted Free Cash Flow	$223	$97	$232	$262
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(a)See Note 17 to the Q3 2025 Financial Statements for additional information.

Adjusted EBITDA / Adjusted Free Cash Flow Reconciliation: 2025 and 2026 Guidance

	2025E		2026E
(Millions of Dollars)	Low	High	Low	High
Net Income (Loss)	$205	$200	$875	$1,125

Adjustments
Interest expense and other finance charges	235	245	460	480
Income tax (benefit) expense	60	80	15	45
Depreciation, amortization and accretion	295	295	300	300
Nuclear fuel amortization	105	105	100	100
Unrealized (gain) loss on commodity derivative contracts	75	75	—	—
Adjusted EBITDA	$975	$1,000	$1,750	$2,050

Capital expenditures, net	$(205)	$(195)	$(280)	$(300)
Interest and finance charge payments	(230)	(225)	(460)	(480)
Income taxes	(10)	(20)	(15)	(45)
Pension contributions	(60)	(70)	(15)	(45)
Adjusted Free Cash Flow	$470	$490	$980	$1,180
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Note: Figures are rounded to the nearest $5 million.